UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A/A-4
(Amendment No. 4)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12 (b) or 12 (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

OLD REPUBLIC INTERNATIONAL CORPORATION
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(Exact name of registrant as specified in its charter)

Delaware	36-2678171
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

307 North Michigan Avenue, Chicago, Illinois 60601
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(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

Title of each class	Name of each exchange on which
to be registered	each class is to be registered
Rights to Purchase
Preferred Stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) check the following box ☐

Securities Act Registration statement file number to which this form relates:

Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Not Applicable

This Amendment No.4 hereby amends the registration statement filed with the Commission on Form 8-A by Old Republic International Corporation (the “Company”), dated March 3, 1988 and amended and restated on: May 27, 1997 by amendment No. 1, June 20, 2007 by amendment No. 2, and November 19, 2007 by Amendment No.3.

Item 1.	Description of Registrant’s Securities to be Registered.

The response to Item 1 of the Registration Statement on Form 8-A of Old Republic International Corporation (the “Company”), dated March 3, 1988 and amended and restated on May 27, 1997, June 20, 2007 and November 19, 2007 (the “Existing Agreement”), is hereby amended to reflect that an Amended and Restated Agreement, as of June 26, 2017 (herein referred to as the “Amended Agreement”), has been executed and this Amended Agreement amends and restates the Existing Agreement, dated as of November 19, 2007, between the Company and Wells Fargo Bank, N.A., as Rights Agent. The following paragraph summarizes the principal material amendment to the Existing Agreement effectuated through this “Amended Agreement”), a copy of which is filed herewith as Exhibit 4.1.

1.    Extension of Term. The Amended Agreement extends the Final Expiration Date of the Existing Agreement from June 26, 2017 to June 25, 2027.

Item 2.        Exhibits

Exhibit No.    Exhibit

4.1
Amended and Restated Rights Agreement between the Company and Wells Fargo Bank, NA, dated as of June 26, 2017, including as Exhibit A thereto, the Certificate of Designations of Series A Junior Preferred Stock of Old Republic International Corporation, and as Exhibit B thereto, the amended and restated Form of Right Certificate.

SIGNATURES

Pursuant to the requirement of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

OLD REPUBLIC INTERNATIONAL CORPORATION
Registrant

Date: August 28, 2017	By: /s/ John R. Heitkamp,Jr
John R. Heitkamp, Jr.
Senior Vice President,
Secretary and General Counsel

INDEX TO EXHIBITS
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Exhibits

4.1
Amended and Restated Rights Agreement between the Company and Wells Fargo Bank N.A. , dated as of June 26, 2017 including as Exhibit A thereto, the Certificate of Designations of Series A Junior Preferred Stock of Old Republic International Corporation, and as Exhibit B thereto, the amended and restated Form of Right Certificate.

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